EXHIBIT 11.  COMPUTATION OF EARNINGS PER SHARE ON PRIMARY
	                           AND FULLY DILUTED BASES

                   Eli Lilly and Company and Subsidiaries

                                               	  Year Ended December 31
                                           1993        1992          1991
   	  (Dollars in millions, except per-share data; shares in thousands)

PRIMARY:

Net income                                 $480.2     $  708.7     $1,314.7

Add tax benefit on dividends paid to ESOP     -             -           9.1
                                            -----         -----      -------

Adjusted net income                        $480.2      $  708.7     $1,323.8
                                            =====         =====      =======
Average number of common shares
   outstanding                            292,673       292,593      288,976

Add incremental shares:
   Stock plans and contingent
   payments                                 1,178         1,885        3,118
   Warrants                                   -             -          1,813
                                            -----         -----        -----

Adjusted average shares                   293,851       294,478      293,907
                                          =======       =======      =======
Primary earnings per share               $   1.63      $   2.41      $  4.50



FULLY DILUTED:

Net income                               $  480.2      $  708.7     $1,314.7

Add incremental net income:-
   Tax benefit on dividends paid to ESOP     -             -             9.1
                                            -----         -----      -------
Adjusted net income                      $  480.2      $  708.7     $1,323.8
                                            =====         =====      =======
Average number of common shares
   outstanding                            292,673       292,593      288,976

Add incremental shares:
     Stock plans and contingent payments    1,616         1,885        3,449
     Warrants                                 -             -          1,819
                                            -----         -----        -----
Adjusted average shares                   294,289       294,478      294,244
                                          =======       =======      =======

Fully diluted earnings per share         $   1.63       $  2.41     $   4.50